Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Reports and Financial Statements

for the Year Ended Dec. 31, 2019

Contents

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Controls over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-66
A.	General Information	5
B.	Accounting Policies	5-16
C.	Disclosure Notes	17-37
D.	Financial Risk Management	38-62
E.	Fair Value Disclosure	63-66

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting for the year ended Dec. 31, 2019

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal controls over financial reporting

The Management of the Asian Infrastructure Investment Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2019. The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board.

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and Committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal controls over financial reporting—which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations—support the integrity and reliability of the financial statements.

However, even an effective internal control system has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal controls that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee, to discuss the adequacy of internal controls over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

The Bank’s assessment of the effectiveness of internal controls over financial reporting as at Dec. 31, 2019 was based on the criteria established in the Internal Control Integrated

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting for the year ended Dec. 31, 2019

Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts as at Dec. 31, 2019, the Bank maintained effective internal controls over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2019.

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31, 2019. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31, 2019.

Asian Infrastructure Investment Bank

Beijing

April 3, 2020

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun	Mr. Andrew Cross
President	Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee
Controller

II

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) maintained effective internal controls over financial reporting as at December 31, 2019.

Responsibilities of AIIB

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2019 based on the criteria established in the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This responsibility includes designing, implementing and maintaining internal controls as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2019.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2019 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence whether the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2019 is prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO. The extent of procedures depends on the auditor’s judgement and our assessment of the engagement risk.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, the management’s assessment that the Bank maintained effective internal controls over financial reporting as at December 31, 2019 is prepared, in all material respects, based on the criteria established in the “Internal Control – Integrated Framework” (2013) issued by COSO.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, April 3, 2020

- II -

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”) set out on pages 1 to 66, which comprise:

•	the statement of comprehensive income for the year ended December 31, 2019;
•	the statement of financial position as at December 31, 2019;
•	the statement of changes in equity for the year ended December 31, 2019;
•	the statement of cash flows for the year ended December 31, 2019; and
•	the notes to the financial statements, which include a summary of significant accounting policies.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2019, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants’ (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (“ECL”) for loan investments measured at amortized cost and loan commitments

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan investments measured at amortized cost and loan commitments

Refer to Note B3.3.5 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B4.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C7 “Loan investments, loan commitments and related ECL allowance”, and Note D3 “Credit risk management”.

As at December 31, 2019, the gross carrying amount of loan investments measured at amortized cost and loan commitments of the Bank was USD2,320.36 million and USD4,576.46 million, respectively. An ECL allowance of USD66.92 million was recognised resulting in a net carrying amount of loan investments measured at amortized cost and loan commitments of USD2,272.95 million and USD4,556.95 million, respectively. For the year ended December 31, 2019, the impairment losses on loan investments measured at amortized cost and loan commitments were USD 17.95 million. The allowance of ECLs for loan investments measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

We evaluated and tested the design and operational effectiveness of the internal controls relating to the measurement of ECLs for loan investments measured at amortized cost and loan commitments. These internal controls primarily included:

•   Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal controls relating to the ongoing monitoring and updates to the models;

•   Internal controls relating to significant management judgments and assumptions including the review and approval of portfolio segmentation, parameter determination and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans, and forward-looking measurement;

•   Internal controls over operational aspects of ECL models, including access controls, accuracy and completeness of key inputs and review and approval of ECL outcomes.

- II -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan investments measured at amortized cost and loan commitments (Cont’d)

The Bank assesses whether the credit risk of loan investments measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL. Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Segmentation of loan investments measured at amortized cost and loan commitments sharing similar credit risk characteristics and determination of relevant key measurement parameters;

(2) Selection of criteria for determining whether or not there was a significant increase in credit risk, and whether credit impairment was incurred; and

(3) Use of economic variables for forward-looking measurements, and the application of economic scenarios and weightings.

The Bank has established governance processes and controls for the measurement of ECL.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

We reviewed the modelling methodologies, and assessed the reasonableness of the portfolio segmentation, parameter determination, and significant judgments and assumptions in relation to the models.

•   We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans.

•   For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings; assessed the reasonableness of the economic indicators used, and performed sensitivity analyses in economic indicators, economic scenarios and weightings.

•   We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness.

•   We independently recalculated the ECL outputs on a sample basis.

- III -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan investments measured at amortized cost and loan commitments (Cont’d)

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. In addition, the amount of loan investments measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

Other Information

Management is responsible for the other information. The other information comprises the information included in the 2019 Annual Report of the Bank (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the 2019 Annual Report of the Bank, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

- IV -

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRSs, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

- V -

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Yip Siu Foon, Linda.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, April 3, 2020

- VI -

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2019

In thousands of US Dollars	Note	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018

Interest income	C1	435,550	250,761
Interest expense	C1	(35,156)	-
Net interest income		400,394	250,761

Net fee and commission income	C2	11,911	12,654
Net gain on financial instruments measured at fair value through profit or loss	C3	78,642	56,622
Impairment provision		(21,677)	(39,608)
General and administrative expenses	C4	(125,695)	(84,737)
Net foreign exchange (loss)/gain		(315)	44
Operating profit for the year		343,260	195,736

Accretion of paid-in capital receivables	C9	57,617	103,780
Net profit for the year		400,877	299,516

Other comprehensive income		-	-
Total comprehensive income		400,877	299,516
Attributable to:
Equity holders of the Bank		400,877	299,516

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2019

In thousands of US Dollars	Note	Dec. 31, 2019	Dec. 31, 2018

Assets
Cash and cash equivalents	C5	3,113,763	2,252,741
Term deposits and certificates of deposit	C5	11,864,578	8,223,299
Investments at fair value through profit or loss	C6	4,096,263	3,325,484
Funds deposited for cofinancing arrangements		787	5,992
Loan investments, at amortized cost	C7	2,272,950	1,365,187
Bond investments, at amortized cost	C8	479,767	-
Paid-in capital receivables	C9	748,267	4,386,984
Derivative assets	C12	49,987	-
Intangible assets		1,934	906
Other assets	C10	3,348	1,676

Total assets		22,631,644	19,562,269

Liabilities
Borrowings	C11	2,557,324	-
Prepaid paid-in capital		600	2,560
Other liabilities	C13	87,549	47,291

Total liabilities		2,645,473	49,851

Members’ equity
Paid-in capital	C14	19,343,700	19,268,000
Reserve for accretion of paid-in capital receivables		(15,688)	(70,481)
Retained earnings		658,159	314,899

Total members’ equity		19,986,171	19,512,418

Total liabilities and members’ equity		22,631,644	19,562,269

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2019

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Reserve for accretion of paid-in capital receivables	Retained earnings	Total members’ equity
Jan. 1, 2018		95,001,100	(76,000,800)	19,000,300	(160,444)	119,163	18,959,019
Capital subscription and contribution		1,338,600	(1,070,900)	267,700	-	-	267,700
Net profit for the year		-	-	-	-	299,516	299,516
Paid-in capital receivables-accretion effect		-	-	-	(13,817)	-	(13,817)
Transfer of accretion	C9	-	-	-	103,780	(103,780)	-
Dec. 31, 2018	C14	96,339,700	(77,071,700)	19,268,000	(70,481)	314,899	19,512,418
Jan. 1, 2019		96,339,700	(77,071,700)	19,268,000	(70,481)	314,899	19,512,418
Capital subscription and contribution		378,700	(303,000)	75,700	-	-	75,700
Net profit for the year		-	-	-	-	400,877	400,877
Paid-in capital receivables-accretion effect		-	-	-	(2,824)	-	(2,824)
Transfer of accretion	C9	-	-	-	57,617	(57,617)	-
Dec. 31, 2019	C14	96,718,400	(77,374,700)	19,343,700	(15,688)	658,159	19,986,171

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2019

In thousands of US Dollars	Note	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018

Cash flows from operating activities
Net profit for the year		400,877	299,516
Adjustments for:
Interest income from term deposits and certificates of deposit		(328,478)	(195,918)
Interest expense for borrowings		35,156	-
Accrued interest on funds deposited for cofinancing arrangements		(67)	(136)
Accretion of paid-in capital receivables	C9	(57,617)	(103,780)
Net gain on financial instruments measured at fair value through profit or loss	C3	(27,314)	(56,622)
Impairment provision		21,677	39,608
Depreciation and amortization		851	997
Increase in loan investments	C7	(938,980)	(602,871)
Increase in bond investments	C8	(483,492)	-
Decrease/(Increase) in funds deposited for cofinancing arrangements		5,272	(4,264)
Net cash received from derivatives		6,902	-
(Increase)/Decrease in other assets		(1,290)	205
Increase in other liabilities		53,523	5,020
Net cash used in operating activities		(1,312,980)	(618,245)

Cash flows from investing activities
Investment purchases, net	C6	(4,053,286)	(15,364)
Termination of Trust Fund	C6	3,295,167	-
Return of capital contributions from LP Fund	C6	15,108	1,642
Increase in term deposits and certificates of deposit		(3,646,079)	(2,282,921)
Interest received from term deposits and certificates of deposit		333,278	141,394
Intangible assets		(1,684)	(308)
Property improvements		(68)	(368)
Computer hardware		(509)	(95)
Net cash used in investing activities		(4,058,073)	(2,156,020)

Cash flows from financing activities
Proceeds from borrowings	C11	2,492,950	-
Interest payments for borrowings		(28,125)	-
Capital contributions received	C9	3,766,650	3,919,580
Prepaid paid-in capital received		600	2,560
Net cash from financing activities		6,232,075	3,922,140

Net increase in cash and cash equivalents		861,022	1,147,875
Cash and cash equivalents at beginning of year		2,252,741	1,104,866

Cash and cash equivalents at end of year	C5	3,113,763	2,252,741

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

For the year ended Dec. 31, 2019, AIIB has approved 9 new membership applications. As at Dec. 31, 2019, the Bank’s total approved membership is 102, of which 76 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

These financial statements were signed by the President, the Chief Financial Officer, and the Controller on April 3, 2020.

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). According to By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning on Jan. 1, 2019. In addition, the Bank has adopted IFRS 16 Leases (mandatorily effective on Jan. 1, 2019) since the commencement of operations.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation (Continued)

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2019 and that are effective in future periods do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Summary of significant accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less, certain certificates of deposit, money market funds, commercial papers and other short-term investments which are considered highly liquid and with high credit quality, are classified as cash and cash equivalents.

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a) Amortized cost,

(b) Fair value through other comprehensive income (FVOCI), or

(c) Fair value through profit or loss (FVPL).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (OCI) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:
(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The related interest expenses are recognized in profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (ECL) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.5	Impairment of financial instruments (Continued)

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred.

The Bank recognizes the loss allowance of loan commitments as a provision. However, if a financial instrument includes both a loan (i.e. financial asset) and an undrawn commitment (i.e. loan commitment) component and the Bank cannot separately identify the ECL on the loan commitment component from those on the financial asset component, the ECL on the loan commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.6	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement. The financial instrument is subsequently measured at fair value, adjusted for the deferred day one profit or loss. Subsequent changes in fair value are recognized immediately in the income statement without reversal of deferred day one profits or losses.

B3.3.8	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its statement of financial position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial Instruments (Continued)

B3.3.8	Recognition and derecognition (Continued)

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.4	Property, plant and equipment

Property, plant and equipment (PPE) are tangible assets held for use and expected to be used during more than one period. The Bank adopts the cost model for measuring PPE. PPE is stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life, which is generally less than ten years.

B3.5	Intangible assets

Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Intangible assets comprise computer software which is amortized over a useful economic life, which is generally less than five years.

B3.6	Revenue

B3.6.1	Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.6	Revenue (Continued)

B3.6.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

B3.6.3	Administration fees

Administration fees are recognized as revenue throughout the period that the services are rendered.

B3.7	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.7	Employee benefits (Continued)

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B3.8	Leases

A lease contract is one which conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right of use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of lease and less any lease incentives. Right of use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

B3.9	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B3.10	Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

B3.11	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B4.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B4.2	Measurement of fair value

Paid-in capital receivables are initially measured at fair value. The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. If the interest rate changed by +/-1 basis point (bps), the carrying amount of the capital receivables as at Dec. 31, 2019 would have decreased/increased by approximately USD0.08 million (2018: USD0.42 million). Detailed information is further disclosed in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.3	Structured entity consolidation

The Bank manages AIIB’s Project Preparation Special Fund (the “Special Fund”), and has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Fund and should consolidate it. The Bank identified the Special Fund’s assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entity, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entity. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Fund. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entity is set out in Note C17.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
Interest income
Loan investments (1)	73,017	37,380
Cash, cash equivalents, and deposits	358,071	213,381
Bond investments	4,462	-
Total interest income	435,550	250,761

Interest expense
Borrowings	(35,156)	-
Total interest expense	(35,156)	-

Net interest income	400,394	250,761

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
Loan commitment fee and service fee	13,029	13,823
Special Fund administration fee (Note C18)	70	70
Others	-	10
Total fee and commission income	13,099	13,903

Cofinancing service fee	(1,188)	(1,249)
Total fee and commission expense	(1,188)	(1,249)

Net fee and commission income	11,911	12,654

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
Money Market Funds (Note C5)	51,328	-
Investments at fair value through profit or loss (Note C6)	27,768	56,622
Borrowings (Note C11)	(57,343)	-
Derivatives	56,889	-
Total	78,642	56,622

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C4	General and administrative expenses

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
Staff costs (1)	56,150	38,425
Professional service expenses	22,015	19,653
IT services	14,923	7,771
Travelling expenses	11,022	7,421
Facilities and administration expenses	10,927	5,529
Issuance cost for borrowings	3,125	-
Annual audit fee	1,000	1,100
Others	6,533	4,838
Total general and administrative expenses	125,695	84,737

(1) Staff costs

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
Short-term employee benefits	48,160	33,719
Defined contribution plans	7,324	4,596
Others	666	110
Total	56,150	38,425

Refer to Note C18 for details of key management remuneration.

C5	Cash, cash equivalents, and deposits with banks

	Dec. 31, 2019	Dec. 31, 2018
Cash	-	-
Deposits with banks
- Demand deposits (1)	311,351	533,731
- Term deposits and certificates of deposit with initial maturity of less than three months	950,813	245,602
Money Market Funds (2)	1,851,599	1,473,408
Total cash and cash equivalents	3,113,763	2,252,741
Add: term deposits and certificates of deposit with initial maturity more than three months (3)	11,864,578	8,223,299
Total cash, cash equivalents, and deposits with banks	14,978,341	10,476,040

(1)

USD22.14 million of demand deposits is segregated for the purpose of investing in Asian infrastructure related bonds. USD7.85 million of demand deposits is segregated for the External Managers Program purpose.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C5	Cash, cash equivalents, and deposits with banks (Continued)

(2) Money Market Funds

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
As at beginning of year	1,473,408	-
Additions	12,664,513	1,477,411
Disposals	(12,337,650)	(4,003)
Fair value gain, net	51,328	-
Money Market Funds	1,851,599	1,473,408

Money Market Funds (MMFs) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits and certificates of deposit with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2019, USD11.66 billion of term deposits and certificates of deposit has remaining maturity within 12 months (Dec. 31, 2018: USD8.22 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
As at beginning of year	3,325,484	3,255,140
Additions	4,058,278	15,364
Termination of Trust Fund	(3,295,167)	-
Return of capital contributions from LP Fund	(15,108)	(1,642)
Disposals	(4,992)	-
Net gain of investments	27,768	56,622
Total investments at fair value through profit or loss	4,096,263	3,325,484

Analysis of investments at fair value through profit or loss:

		Dec. 31, 2019	Dec. 31, 2018
Trust Fund	(a)	-	3,292,628
LP Fund	(b)	22,233	32,360
Investment in Trust	(c)	48,160	-
External Managers Program	(d)	4,018,439	-
Others		7,431	496
Total investments at fair value through profit or loss		4,096,263	3,325,484

The Bank has the following investments in certain unconsolidated structured entities and investment programs:

(a)

In the prior years, the Bank placed funds with an external counterparty in a trust fund account, which reinvested the funds in a larger collective pool of investments in accordance with the investment mandate. The Bank classified this investment as a single unit of account measured at fair value through profit or loss.

The Trust Fund was terminated in Jan. 2019 and funds were returned to the general treasury portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Investments at fair value through profit or loss (Continued)

(b)

The Bank also invests in a fund, established and registered as a limited partnership in England (the “LP Fund”). The LP Fund is an emerging Asia growth-focused private equity fund, selectively investing in growth capital across multiple sectors. The LP Fund is managed by the General Partner, established and registered as a limited liability partnership in England, who makes all investment decisions on behalf of the Limited Partners. The Bank, along with other investors, has entered into the LP Fund as a Limited Partner with a capital commitment which will be drawn down over the life of the LP Fund, based on drawdown notices sent by the General Partner. The LP Fund does not have an expected maturity date within twelve months.

(c)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust were listed on the National Stock Exchange of India Limited on June 27, 2019. The Trust is managed by an investment manager who will make the investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

(d)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities. The portfolios are held for trading purposes and the securities are eligible for sale at any time. The following table sets out the net asset values of the investment portfolio by asset categories as at Dec. 31, 2019:

External Managers Program	Dec. 31, 2019

Investment grade corporate bonds	2,180,460
Supranational bonds	628,637
Treasury bills and notes	597,393
Term deposits and certificates of deposit	226,142
Commercial papers	195,231
Other investment securities	190,576
Total	4,018,439

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2019	Dec. 31, 2018

Gross carrying amount	2,320,362	1,381,382
ECL allowance	(47,412)	(16,195)
Net carrying amount	2,272,950	1,365,187

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

As at Dec. 31, 2019, USD26.88 million of the total carrying amount matures within 12 months (Dec. 31, 2018: USD1.88 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2019. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2019	Dec. 31, 2018

Loan investments, gross carrying amount	2,320,362	1,381,382
Loan commitments	4,576,460	3,328,105
	6,896,822	4,709,487
Total ECL allowance (a)	(66,925)	(48,973)
	6,829,897	4,660,514

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2019, new loan investments and loan commitments with a carrying amount of USD2,197 million, including sovereign-backed loans of USD2,056 million, with ratings ranging from 3 to 9 (Note D3), and nonsovereign-backed loans of USD141 million, with ratings ranging from 8 to 9 have become effective and are included in the assessment of ECL at Dec. 31, 2019 (Dec. 31, 2018: USD1,976 million, including sovereign-backed loans of USD1,556 million, rating ranged from 3 to 10, and nonsovereign-backed loans of USD420 million, rating ranged from 1 to 7).

(a)

As at Dec. 31, 2019, the total ECL related to loan commitments is USD19.51 million (Dec. 31, 2018: USD32.78 million), and is presented as a provision in Note C13. Consequential to the disbursements, USD15.47 million of the ECL for the loan commitments that was presented as a provision at Dec. 31, 2018 has been included in the ECL allowance at Dec. 31, 2019.

For the year ended Dec. 31, 2019, the impairment losses on loan investments and loan commitments were USD17.95 million (2018: USD39.61 million).

C8	Bond investments at amortized cost

Bond investments	Dec. 31, 2019

Gross carrying amount	483,492
ECL allowance	(3,725)
Net carrying amount	479,767

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost. As at Dec. 31, 2019, the gross carrying amount of investment grade bonds (rating from 1 to 4) and noninvestment grade bonds (rating from 5 to 9) is USD169 million and USD314 million, respectively.

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at Dec. 31, 2019, USD47.24 million of the gross carrying amount matures within 12 months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C14) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2019, a total discount of USD2.82 million (2018: USD13.82 million) has been debited to the reserve. An amount of USD57.62 million (2018: USD103.78 million) has been accreted through income in the current year.

Members	Paid-in capital receivables at amortized cost as at
	Dec. 31, 2019	Dec. 31, 2018
Afghanistan	10,210	13,496
Algeria	767	-
Australia	-	145,618
Austria	-	19,765
Azerbaijan	-	10,053
Bahrain	11,853	15,587
Bangladesh	63,059	75,093
Belarus	7,270	-
Belgium	43,834	-
Brunei Darussalam	-	2,071
Cambodia	5,979	7,122
Canada	115,569	152,082
China	-	1,175,447
Cyprus	2,302	3,027
Denmark	-	14,618
Egypt	-	25,684
Ethiopia	3,624	5,390
Fiji	969	1,439
Finland	12,407	24,671
France	-	133,491
Georgia	-	2,131
Germany	-	176,903
Greece	1,550	-
Guinea	770	-
Hong Kong, China	60,213	89,592
Hungary	7,871	11,712
Iceland	-	692
India	-	330,600
Indonesia	-	132,871
Iran	126,307	125,392
Ireland	10,261	15,249
Israel	14,986	29,671
Italy	-	101,693

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	Dec. 31, 2019	Dec. 31, 2018
Jordan	-	4,695
Kazakhstan	29,153	58,010
Korea	-	147,492
Kyrgyz Republic	3,131	3,089
Lao PDR	4,107	4,891
Luxembourg	-	5,517
Madagascar	575	757
Malaysia	-	4,306
Maldives	663	788
Malta	-	533
Mongolia	-	1,618
Myanmar	25,040	29,777
Nepal	7,720	10,809
Netherlands	-	40,695
New Zealand	-	18,207
Norway	21,995	43,713
Oman	-	10,232
Pakistan	41,312	82,106
Philippines	-	38,611
Poland	-	32,908
Portugal	2,597	2,555
Qatar	-	23,926
Romania	17,431	22,945
Russia	-	257,659
Samoa	232	305
Saudi Arabia	-	100,781
Serbia	775	-
Singapore	-	9,863
Spain	-	68,952
Sri Lanka	-	10,624
Sudan	8,990	8,750
Sweden	25,173	50,055
Switzerland	28,231	56,141
Tajikistan	3,580	4,146
Thailand	-	56,403
Timor-Leste	1,245	1,848
Turkey	-	103,254
United Arab Emirates	-	46,899
United Kingdom	-	120,508
Uzbekistan	-	8,685
Vietnam	26,516	52,771
Total paid-in capital receivables	748,267	4,386,984

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Paid-in capital receivables (Continued)

As at Dec. 31, 2019, overdue contractual undiscounted paid-in capital receivables amounting to USD335.95 million (Dec. 31, 2018: USD256.69 million) (Note C14) are not considered impaired. Of this amount, USD161.22 million (Dec. 31, 2018: USD178.68 million) has been collected by the date of signing of the 2019 financial statements.

As at Dec. 31, 2019, USD461 million (Dec. 31, 2018: USD4,029 million) of the above balance is due within 12 months.

	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
As at beginning of year	4,386,984	7,948,901
Paid-in capital receivables originated	72,876	253,883
Contributions received	(3,766,650)	(3,919,580)
Transfer from prepaid paid-in capital to contribution	(2,560)	-
Accretion to profit or loss	57,617	103,780

Carrying amount	748,267	4,386,984

C10	Other assets

	Dec. 31, 2019	Dec. 31, 2018
Prepayments	2,136	766
Computer hardware	789	160
Property improvements	-	341
Others	423	409

Total other assets	3,348	1,676

C11	Borrowings

On May 16, 2019, the Bank issued USD2.5 billion of 5-year global notes in the debt capital markets. These notes are SEC-registered and listed on the London Stock Exchange’s regulated market. The Bank received total cash proceeds of USD2,492.95 million from the issuance. The coupon rate for these notes is 2.25% fixed per annum, and interests are paid semi-annually. The principal amount of USD2.5 billion is payable on May 16, 2024.

The borrowings have been designated as financial liabilities at fair value through profit or loss. The Bank applies the fair value designation to borrowings that have been swapped into floating-rate debt using derivative contracts, in order to significantly reduce accounting mismatches that otherwise would have arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interests from borrowing were calculated based on outstanding balance of the borrowing and coupon rate and presented as interest expense in the statement of comprehensive income.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that is attributable to changes in the Bank’s own credit risk are recognized in other comprehensive income, in accordance with the requirements of IFRS 9.

There was no significant fair value movement of the borrowings that was attributable to changes in the Bank’s own credit risk as at Dec. 31, 2019. The Bank’s triple-A issuer rating remains unchanged and the credit outlook has been stable over the reporting period.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Derivatives

On May 16, 2019, the Bank entered into an interest rate swap contract. This interest rate swap is a derivative instrument and valued at each reporting date using valuation techniques that consider observable market data such as yield curves and interest rate. Net interests paid or received on the interest rate swap contract are included within the net gain on financial instruments.

The following table sets out the contractual notional amount and fair values of the derivative as at Dec. 31, 2019. The payments under the derivative contract are subject to enforceable master netting arrangements.

	As at Dec. 31, 2019
		Fair value
	Contractual notional amount	Assets	Liabilities
Interest rate derivatives
Interest rate swap	2,500,000	49,987	-

The table below presents the undiscounted net cash flows in/(out) of the interest rate swap the Bank has entered into as at Dec. 31, 2019.

	As at Dec. 31, 2019
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Interest rate derivatives
Interest rate swap	-	(12,716)	21,814	43,033	-	52,131

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swap based on the fair value of the interest rate swap. This amount is presented separately in the Bank’s statement of financial position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event of default by the counterparty. As at Dec. 31, 2019, the Bank has received cash collateral of USD49.71 million (Note C13) from the counterparty of the interest rate swap.

Due to the present limited size and collateral arrangements for the interest rate swap, the counterparty valuation adjustment (CVA) and debt valuation adjustment (DVA) do not have a material impact on the derivative valuation as at Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Other liabilities

	Dec. 31, 2019	Dec. 31, 2018

Cash collateral payable (Note C12)	49,710	-
Provision—ECL allowance (Note C7)	19,513	32,778
Accrued expenses	15,117	12,847
Staff costs payable	1,808	948
Deferred administration fee (Note C18)	845	690
Others	556	28
Total other liabilities	87,549	47,291

C14	Share capital

	Dec. 31, 2019	Dec. 31, 2018

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,718,400	96,339,700
- Unsubscribed	1,828,100	2,166,300

– Unallocated	1,453,500	1,494,000

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,718,400	96,339,700
Less: callable capital	(77,374,700)	(77,071,700)
Paid-in capital	19,343,700	19,268,000

Paid-in capital comprises:
– amounts received	18,579,745	14,810,535
– amounts due but not yet received	335,945	256,695
– amounts not yet due	428,010	4,200,770
Total paid-in capital	19,343,700	19,268,000

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received

Afghanistan	866	86,600	69,300	17,300	6,920	10,380
Algeria	50	5,000	4,000	1,000	200	800
Australia	36,912	3,691,200	2,953,000	738,200	738,200	-
Austria	5,008	500,800	400,600	100,200	100,200	-
Azerbaijan	2,541	254,100	203,300	50,800	50,800	-
Bahrain	1,036	103,600	82,900	20,700	8,280	12,420
Bangladesh	6,605	660,500	528,400	132,100	66,050	66,050
Belarus	641	64,100	51,300	12,800	5,120	7,680
Belgium	2,846	284,600	227,700	56,900	11,380	45,520
Brunei Darussalam	524	52,400	41,900	10,500	10,500	-
Cambodia	623	62,300	49,800	12,500	6,250	6,250
Canada	9,954	995,400	796,300	199,100	79,640	119,460
China	297,804	29,780,400	23,824,300	5,956,100	5,956,100	-
Cyprus	200	20,000	16,000	4,000	1,600	2,400
Denmark	3,695	369,500	295,600	73,900	73,900	-
Ecuador	50	5,000	4,000	1,000	1,000	-
Egypt	6,505	650,500	520,400	130,100	130,100	-
Ethiopia	458	45,800	36,600	9,200	5,520	3,680
Fiji	125	12,500	10,000	2,500	1,500	1,000
Finland	3,103	310,300	248,200	62,100	49,680	12,420
France	33,756	3,375,600	2,700,500	675,100	675,100	-
Georgia	539	53,900	43,100	10,800	10,800	-
Germany	44,842	4,484,200	3,587,400	896,800	896,800	-
Greece	100	10,000	8,000	2,000	400	1,600
Guinea	50	5,000	4,000	1,000	200	800
Hong Kong, China	7,651	765,100	612,100	153,000	91,800	61,200
Hungary	1,000	100,000	80,000	20,000	12,000	8,000
Iceland	176	17,600	14,100	3,500	3,500	-
India	83,673	8,367,300	6,693,800	1,673,500	1,673,500	-
Indonesia	33,607	3,360,700	2,688,600	672,100	672,100	-
Iran	15,808	1,580,800	1,264,600	316,200	189,725	126,475
Ireland	1,313	131,300	105,000	26,300	15,780	10,520
Israel	7,499	749,900	599,900	150,000	135,000	15,000
Italy	25,718	2,571,800	2,057,400	514,400	514,400	-

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received

Jordan	1,192	119,200	95,400	23,800	23,800	-
Kazakhstan	7,293	729,300	583,400	145,900	116,720	29,180
Korea	37,387	3,738,700	2,991,000	747,700	747,700	-
Kyrgyz Republic	268	26,800	21,400	5,400	2,160	3,240
Lao PDR	430	43,000	34,400	8,600	4,300	4,300
Luxembourg	697	69,700	55,800	13,900	13,900	-
Madagascar	50	5,000	4,000	1,000	400	600
Malaysia	1,095	109,500	87,600	21,900	21,900	-
Maldives	72	7,200	5,800	1,400	700	700
Malta	136	13,600	10,900	2,700	2,700	-
Mongolia	411	41,100	32,900	8,200	8,200	-
Myanmar	2,645	264,500	211,600	52,900	26,450	26,450
Nepal	809	80,900	64,700	16,200	8,100	8,100
Netherlands	10,313	1,031,300	825,000	206,300	206,300	-
New Zealand	4,615	461,500	369,200	92,300	92,300	-
Norway	5,506	550,600	440,500	110,100	88,080	22,020
Oman	2,592	259,200	207,400	51,800	51,800	-
Pakistan	10,341	1,034,100	827,300	206,800	165,440	41,360
Philippines	9,791	979,100	783,300	195,800	195,800	-
Poland	8,318	831,800	665,400	166,400	166,400	-
Portugal	650	65,000	52,000	13,000	10,400	2,600
Qatar	6,044	604,400	483,500	120,900	120,900	-
Romania	1,530	153,000	122,400	30,600	12,240	18,360
Russia	65,362	6,536,200	5,229,000	1,307,200	1,307,200	-
Samoa	21	2,100	1,700	400	160	240
Saudi Arabia	25,446	2,544,600	2,035,700	508,900	508,900	-
Serbia	50	5,000	4,000	1,000	200	800
Singapore	2,500	250,000	200,000	50,000	50,000	-
Spain	17,615	1,761,500	1,409,200	352,300	352,300	-
Sri Lanka	2,690	269,000	215,200	53,800	53,800	-
Sudan	590	59,000	47,200	11,800	2,450	9,350
Sweden	6,300	630,000	504,000	126,000	100,800	25,200
Switzerland	7,064	706,400	565,100	141,300	113,040	28,260
Tajikistan	309	30,900	24,700	6,200	2,480	3,720
Thailand	14,275	1,427,500	1,142,000	285,500	285,500	-
Timor-Leste	160	16,000	12,800	3,200	1,920	1,280
Turkey	26,099	2,609,900	2,087,900	522,000	522,000	-
United Arab Emirates	11,857	1,185,700	948,600	237,100	237,100	-
United Kingdom	30,547	3,054,700	2,443,800	610,900	610,900	-
Uzbekistan	2,198	219,800	175,800	44,000	44,000	-
Vanuatu	5	500	400	100	100	-
Vietnam	6,633	663,300	530,600	132,700	106,160	26,540
Total	967,184	96,718,400	77,374,700	19,343,700	18,579,745	763,955

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C16	Distribution

Retained earnings as at Dec. 31, 2019 are USD658.16 million (Dec. 31, 2018: USD314.90 million). As at Dec. 31, 2019, USD57.62 million (Dec. 31, 2018: USD103.78 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C17	Unconsolidated structured entity

The Special Fund established and administered by the Bank based on Article 17.1 of the AOA is an unconsolidated structured entity for accounting purposes. The objective of the Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association, and other members of the Bank with substantial development needs and capacity constraints. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Fund shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The resources of the Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Fund; (b) income derived from investment of the resources of the Special Fund; and (c) funds reimbursed to the Special Fund, if any.

The full cost of administering the Special Fund is charged to that Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Special Fund bears all expenses appertaining directly to operations financed from the resources of the Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Unconsolidated structured entity (Continued)

As at Dec. 31, 2019, the Special Fund has aggregate contributions received amounting to USD115.5 million (Dec. 31, 2018: USD93.00 million). The Bank, acting as administrator of the Special Fund, receives administration fees equal to 1% of the amount of contributions. For the year ended Dec. 31, 2019, fees recognized as income amount to USD0.07 million (2018: USD0.07 million) (Note C2). As at Dec. 31, 2019, deferred administration fees recognized as other liabilities amount to USD0.85 million (Dec. 31, 2018: USD0.69 million).

The Bank is not obliged to provide financial support to the Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	Dec. 31, 2019		Dec. 31, 2018

	Key management personnel	Other related parties	Key management personnel	Other related parties
Loan investments (1)	-	247,408	-	47,007
Staff loan	10	-	24	-
Other liabilities (2) (Note C13)	-	845	-	690

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2019		For the year ended Dec. 31, 2018

	Key management personnel	Other related parties	Key management personnel	Other related parties
Income from loan investments	-	3,647	-	1,631
Income from staff loan	-	-	1	-
Income from Special Fund (Administration Fee)	-	70	-	70

(1)    Loan investments

The Bank approved a USD250 million term loan facility to a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China in 2017. As at Dec. 31, 2019, this loan facility has been fully disbursed (Dec. 31, 2018: USD50 million). The Bank entered into the agreement with the borrower in the ordinary course of business under normal commercial terms and at market rates. This loan facility has been guaranteed by a commercial bank.

(2)   Other liabilities relate to the Special Fund administration fee (Note C17).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Related party transactions (Continued)

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee as at Dec. 31, 2019, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Programming Officer. According to the Terms of Reference of the Executive Committee as amended on Feb. 25, 2020, key management personnel of the Bank are the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the year ended Dec. 31, 2019 and the year ended Dec. 31, 2018, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD4.27 million (for the year ended Dec. 31, 2018: USD3.48 million) and defined contribution plans of USD0.77 million (for the year ended Dec. 31, 2018: USD0.57 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and temporary office accommodation to the Bank, free of charge.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the years ended Dec. 31, 2019, and Dec. 31, 2018.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	Dec. 31, 2019			Dec. 31, 2018
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	807	10	817	470	-	470
Eastern Asia	-	3,647	3,647	-	1,631	1,631
South-eastern Asia	6,546	1,066	7,612	4,127	1,034	5,161
Southern Asia	22,591	2,143	24,734	12,803	410	13,213
Western Asia	32,867	6,845	39,712	25,712	1,006	26,718

Asia	62,811	13,711	76,522	43,112	4,081	47,193
Non-Asia	688	8,836	9,524	-	4,010	4,010

Total	63,499	22,547	86,046	43,112	8,091	51,203

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C20	Events after the end of the reporting period

As of March 24, 2020, the Bank issued a total of USD395 million equivalent fixed rate notes under its Global Medium-Term Note program through private placements. The notes are in three years’ term with fixed coupon rates. The Bank has entered into a cross currency swap and interest rate swaps to hedge its currency and interest rate exposures, swapping the fixed rate coupon to floating USD3-month LIBOR.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Events after the end of the reporting period (Continued)

The level of ECL estimates is impacted by events with regional and global financial, social and economic implications such as the COVID-19 pandemic. The Bank has included the sensitivity of a skewed probability of the downside scenarios which would indicate the estimated increase in the ECL as a result of downside macroeconomic forecasts (Note D3). AIIB will incorporate the impact of GDP, and other macroeconomic variable indicators from the COVID-19 pandemic to estimate ECL in 2020. AIIB is also considering the inclusion of the impact of the COVID-19 pandemic within stress testing, and thus incorporating the diverse inputs which will be used to determine the full range of outcomes.

Similarly, the fair values of the Bank’s investments in the Trust, LP Funds, and External Managers Program and Money Market Funds may be adversely affected by the impact of the COVID-19 pandemic.

As a result, the effect of the impact on the Bank’s financial statements for 2020 could be material.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its Risk Appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board reviews and supports the Bank’s risk appetite and approves top down risk allocation, limits and key risk policies.

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment Operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

● Investments

The treasury portfolio includes cash and deposits with banks, MMFs, and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits and certain money market funds that invest in high credit quality securities.

● Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments and deposit placing activities. The counterparties could default on their contractual obligations or the carrying value of the Bank’s investments could become impaired due to increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

● Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade. The following table sets out the mapping between the Bank’s internal rating with Standard & Poor’s (“S&P”) credit rating:

AIIB’s Internal Rating	S&P Rating
1	A or better
2	A-
3	BBB+
4	BBB & BBB-
5	BB+
6	BB
7	BB-
8	B+
9	B
10	B-
11	CCC+ or worse
12	Default

As at Dec. 31, 2019, the rating of sovereign-backed loans ranges from 2 to 10 and the related range of annualized probability of default (“PD”) is 0.10%-8.67% (Dec. 31, 2018: rating ranges from 3 to 10 with annualized PD ranging from 0.14%-8.67%).

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

● Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at Dec. 31, 2019, the rating of nonsovereign-backed loans ranges from 1 to 10 and the related annualized PD is 0.03%-8.67% (Dec. 31, 2018: rating ranges from 1 to 9 with annualized PD ranging from 0.03%-4.58%).

● LP Fund, investment in Trust and other fund investments

As at Dec. 31, 2019, the investment operations portfolio includes a LP Fund, investment in Trust, and other fund investments described in Note C6. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

● Bond investments

As at Dec. 31, 2019, the investment operations portfolio includes bond portfolio investments described in Note C8. The investments are measured at amortized cost and subject to ECL assessment.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single-A credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2019, counterparties of the treasury portfolio have credit ratings of single A or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the investments in the treasury portfolio for the year ended Dec. 31, 2019.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

The Bank has counterparty credit risk through the transaction of derivatives to hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives are managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans and nonsovereign-backed loans, with their respective ECL allowance balances.

	Dec. 31, 2019		Dec. 31, 2018
	Loans and loan commitments	ECL	Loans and loan commitments	ECL
Sovereign-backed loans	6,166,864	(56,443)	4,123,810	(46,375)
Nonsovereign-backed loans	729,958	(10,482)	585,677	(2,598)

Total	6,896,822	(66,925)	4,709,487	(48,973)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Dec. 31, 2019			Dec. 31, 2018

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	87,405	-	87,405	87,692	-	87,692
Eastern Asia	-	-	-	-	-	-
Southeastern Asia	1,188,443	-	1,188,443	899,853	-	899,853
Southern Asia	2,426,219	384,952	2,811,171	956,798	400,600	1,357,398
Western Asia	914,643	865,264	1,779,907	914,711	864,156	1,778,867
Asia	4,616,710	1,250,216	5,866,926	2,859,054	1,264,756	4,123,810
Non-Asia	299,938	-	299,938	-	-	-
Subtotal	4,916,648	1,250,216	6,166,864	2,859,054	1,264,756	4,123,810

	Dec. 31, 2019			Dec. 31, 2018

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,039	-	1,039	871	-	871
Eastern Asia	-	-	-	-	-	-
Southeastern Asia	99	-	99	23	-	23
Southern Asia	907	29,731	30,638	275	25,961	26,236
Western Asia	824	23,796	24,620	838	18,407	19,245
Asia	2,869	53,527	56,396	2,007	44,368	46,375
Non-Asia	47	-	47	-	-	-
Subtotal	2,916	53,527	56,443	2,007	44,368	46,375

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i)	Concentration of credit risk (Continued)

	Dec. 31, 2019		Dec. 31, 2018

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	-	-	-	-	-	-
Eastern Asia	247,408	-	247,408	247,007	-	247,007
Southeastern Asia	18,994	-	18,994	19,461	-	19,461
Southern Asia	88,732	-	88,732	48,643	-	48,643
Western Asia	227,691	-	227,691	124,063	-	124,063
Asia	582,825	-	582,825	439,174	-	439,174
Non-Asia	119,851	27,282	147,133	146,503	-	146,503
Subtotal	702,676	27,282	729,958	585,677	-	585,677
Total	5,619,324	1,277,498	6,896,822	3,444,731	1,264,756	4,709,487

	Dec. 31, 2019		Dec. 31, 2018

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	-	-	-	-	-	-
Eastern Asia	18	-	18	13	-	13
Southeastern Asia	479	-	479	571	-	571
Southern Asia	262	-	262	144	-	144
Western Asia	1,191	-	1,191	145	-	145
Asia	1,950	-	1,950	873	-	873
Non-Asia	2,050	6,482	8,532	1,725	-	1,725
Subtotal	4,000	6,482	10,482	2,598	-	2,598
Total	6,916	60,009	66,925	4,605	44,368	48,973

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	Dec. 31, 2019			Dec. 31, 2018
Internal credit rating	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Investment grade	3,069,081	-	3,069,081	1,630,685	-	1,630,685
Noninvestment grade (a)	1,847,567	1,250,216	3,097,783	1,228,369	1,264,756	2,493,125
Subtotal	4,916,648	1,250,216	6,166,864	2,859,054	1,264,756	4,123,810

Nonsovereign- backed loans
Investment grade	247,408	-	247,408	247,007	-	247,007
Noninvestment grade (b)	455,268	27,282	482,550	338,670	-	338,670
Subtotal	702,676	27,282	729,958	585,677	-	585,677
Total	5,619,324	1,277,498	6,896,822	3,444,731	1,264,756	4,709,487

(a)

For the noninvestment grade sovereign-backed loan exposures as at Dec. 31, 2019, balances of USD2,006 million have internal ratings ranging from 5 to 7 (Dec. 31, 2018: USD2,005 million), and balances of USD1,092 million have internal ratings ranging from 8 to 12 (Dec. 31, 2018: USD488 million).

(b)

For the noninvestment grade nonsovereign-backed loan exposures as at Dec. 31, 2019, balances of USD175 million have internal ratings ranging from 5 to 7, and balances of USD307 million have internal ratings ranging from 8 to 12 (Dec. 31, 2018: balances of USD173 million have internal ratings ranging from 5 to 7, and balances of USD166 million have internal ratings ranging from 8 to 12).

The energy sector continued to present the largest share of the Bank’s sectoral loan investments and loan commitments as at Dec. 31, 2019. This was followed by transportation, water, urban, finance, and other sectors.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

  (ii)  Credit enhancement

As at Dec. 31, 2019, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the statement of financial position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2019 is USD4,576 million (Dec. 31, 2018: USD3,328 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2019	Dec. 31, 2018

Guaranteed by sovereign members	2,013,863	1,764,711
Guaranteed by nonsovereign entities	367,915	266,469
Unguaranteed (a)	4,515,044	2,678,307
Total	6,896,822	4,709,487

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to member countries.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2019, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments. There was no other credit enhancement held as at Dec. 31, 2019 and Dec. 31, 2018.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	2,859,054	1,264,756	4,123,810
New loans and commitments originated	2,058,400	-	2,058,400
Repayments	(384)	-	(384)
Cancellations	-	(15,750)	(15,750)
Movement in net transaction costs, fees, and related income through EIR method	(422)	1,210	788
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at Dec. 31, 2019	4,916,648	1,250,216	6,166,864

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,007	44,368	46,375
Additions	409	-	409
Change in risk parameters (1)	500	9,159	9,659
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
As at Dec. 31, 2019	2,916	53,527	56,443

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2019	585,677	-	585,677
New loans and commitments originated	139,550	-	139,550
Repayment of loans	(1,731)	-	(1,731)
Movement in net transaction costs, fees, and related income through EIR method	6,462	-	6,462
Transfer to stage 1	-	-	-
Transfer to stage 2	(27,282)	27,282	-
As at Dec. 31, 2019	702,676	27,282	729,958

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2019	2,598	-	2,598
Additions	993	-	993
Change in risk parameters (1)	704	-	704
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(295)	6,482	6,187
As at Dec. 31, 2019	4,000	6,482	10,482
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2019	5,619,324	1,277,498	6,896,822
Total ECL allowance as at Dec. 31, 2019	6,916	60,009	66,925

(1)	The change in the loss allowance is due to change in the PD and exposure at default (EAD) used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2018	2,194,438	364,323	2,558,761
New loans and commitments originated	1,557,603	-	1,557,603
Movement in net transaction costs, fees, and related income through EIR method	6,394	1,052	7,446
Transfer to stage 1	100,051	(100,051)	-
Transfer to stage 2	(999,432)	999,432	-
As at Dec. 31, 2018	2,859,054	1,264,756	4,123,810

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2018	1,478	3,572	5,050
Additions	476	-	476
Change in risk parameters	196	(357)	(161)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	4	(463)	(459)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(147)	41,616	41,469
As at Dec. 31, 2018	2,007	44,368	46,375

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2018	167,278	-	167,278
New loans and commitments originated	424,200	-	424,200
Repayment of loans	(236)	-	(236)
Cancellation of loan commitments	(1,138)	-	(1,138)
Movement in net transaction costs, fees, and related income through EIR method	(4,427)	-	(4,427)

As at Dec. 31, 2018	585,677	-	585,677

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2018	4,315	-	4,315
Additions	302	-	302
Change in risk parameters	(2,019)	-	(2,019)

As at Dec. 31, 2018	2,598	-	2,598

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2018	3,444,731	1,264,756	4,709,487

Total ECL allowance as at Dec. 31, 2018	4,605	44,368	48,973

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total

Bond investments as at Jan. 1, 2019	-	-	-
New bond investments	483,492	-	483,492
Transfer to stage 1	-	-	-
Transfer to stage 2	(55,536)	55,536	-

As at Dec. 31, 2019	427,956	55,536	483,492

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2019	-	-	-
Additions	3,725	-	3,725
Change in risk parameters	-	-	-
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(2,090)	2,090	-

As at Dec. 31, 2019	1,635	2,090	3,725

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL “three-stage” model for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in “Stage 1”, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to “Stage 2”, but is not yet deemed to be credit impaired;

•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

–	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination;

–	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1-12 in the AIIB’s Internal Rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has a SICR since origination, which is reflected in Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans, they receive the internal rating of the sovereign. AIIB subscribes to macroeconomic data services and primarily leverages on the analysis of three of the main international credit rating agencies (ICRAs) and assesses the impact on internal ratings of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions;

(ii)

For nonsovereign loans, the internal rating is calculated using specific scorecards developed for AIIB by S&P based on the type of transaction: project finance, corporate finance and financial institutions. Each scorecard contains specific credit risk factors and weights relevant to the type of transaction; and

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the AIIB Internal Rating scale; however, if no rating available, AIIB prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

–	Adverse changes in business, financial or economic conditions;
–	Expected breach of contract that may lead to covenant waivers or amendments;
–	Transfer to watch list/monitoring; and
–	Changes in payment behavior.

•	Backstop

–	30 days past due.

•	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward-looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

-	significant financial difficulty of the issuer or the borrower;
-	a breach of contract, such as a default or past due event;
-

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

-	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (vi)) is also being applied for assessing credit impaired financial assets.

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (LGD) is currently set as 30% for sovereign loans and on a case-by-case basis or 70% in case of insufficient information available to estimate LGD for nonsovereign-backed loans, based upon management’s estimate established on the analysis of market data statistics and related judgment.

3.	Exposure at Default (EAD) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

4.

The above calculation is performed for three different scenarios. The weights (Ws) of the three scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios. The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

The management has adopted an improved approach of assigning scenario weightings since Jan. 1, 2019, which aimed to strengthen the robustness of determining forward-looking scenarios used for ECL calculation. As at Dec. 31, 2018, the weights of the three scenarios were 50%, 25%, and 25% respectively for Baseline, Good and Bad scenarios. The impact of changing weights is not material to ECL as at Dec. 31, 2019.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

1)	ECLt is the ECL calculated for each year t until its final maturity n using the formula: where ws is the weight of each scenario—46.6% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the long-run PD for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t-1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on USD LIBOR swap curve plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

–	Three Macro Scenarios—Baseline, Good, Bad. Each scenario is forecasted for three years.
–

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

–	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

–	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v) Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to the change from stage 1 to stage 2, especially for those long-term loans with low credit quality and/or large amount of exposure. The Bank identified the two obligors with the highest impact should these projects meet the SICR criteria. If these two projects move to stage 2, the impact to the ECL would be an increase of USD48.54 million (2018: USD30.22 million), with the ECL totaling USD119.19 million (2018: USD79.20 million).

Another sensitivity performed was to consider a skewed probability of the downside scenarios, in which the downside scenario would have 46.6% probability, and the baseline and upside scenario would have 26.7% (Note C20). In this case, the total ECL would increase by USD6.88 million (2018: USD1.69 million), totaling USD77.53 million (2018: USD50.67 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Sensitivity analysis (Continued)

The first sensitivity captures the idiosyncratic risk of the two borrowers with the largest impact, while the latter represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

(vi) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment (“payment default”)—180 days past due for sovereign- backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
•	Breach of specific covenants that trigger a default clause.
•	Default under a guarantee or collateral or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vii) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars as well as some of local currencies. The nondollar lending exposures will be hedged through swaps or other hedging mechanisms. As at Dec. 31, 2019, all current loan exposures are in US Dollars, the currency risk is not material for the Bank. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2019	USD	Other currencies	Total
		USD equivalent
Financial assets and Financial liabilities
Cash and cash equivalents	3,109,627	4,136	3,113,763
Term deposits and certificates of deposit	11,864,578	-	11,864,578
Investments at fair value through profit or loss	4,040,672	55,591	4,096,263
Funds deposited for cofinancing arrangements	787	-	787
Loan investments, at amortized cost	2,272,950	-	2,272,950
Bond investments, at amortized cost	479,767	-	479,767
Paid-in capital receivables	748,267	-	748,267
Derivative assets	49,987	-	49,987
Total financial assets	22,566,635	59,727	22,626,362

Borrowings	(2,557,324)	-	(2,557,324)
Other liabilities	(49,710)	-	(49,710)
Total financial liabilities	(2,607,034)	-	(2,607,034)

Net currency exposure	19,959,601	59,727	20,019,328

As at Dec. 31, 2018	USD	Other currencies	Total
		USD equivalent
Financial assets
Cash and cash equivalents	2,246,730	6,011	2,252,741
Term deposits	8,223,299	-	8,223,299
Investments at fair value through profit or loss	3,324,988	496	3,325,484
Funds deposited for cofinancing arrangements	5,992	-	5,992
Loan investments, at amortized cost	1,365,187	-	1,365,187
Paid-in capital receivables	4,386,984	-	4,386,984

Total financial assets	19,553,180	6,507	19,559,687

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise. The Bank is primarily exposed to interest rate risk through liquidity portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the liquidity portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted portfolio duration of the liquidity portfolio remains relative short term as at Dec. 31, 2019.

The refinancing risk for fixed-spread loans related to the potential impact of any future deterioration in AIIB’s funding cost. The Bank does not match the maturity of its funding with that of its fixed spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through two technical components of the fixed-spread loan pricing, i.e. the risk premium and projected funding spread to LIBOR.

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. Currently, all loans of the Bank are subject to floating 6-month LIBOR, whilst the Bank uses interest rate swap to convert liabilities into floating 3-month LIBOR. As such, the Bank is exposed to unfavorable movements in the spread between 3-month versus 6-month LIBOR.

The discontinuance of LIBOR and the transition to alternative reference rates also presents risks to the financial instruments the Bank holds. The Bank’s funding and lending agreements provide for certain fall back arrangements in the event that published LIBOR benchmarks become unavailable, including the possibility that the rate of interest could be set to a successor rate. The risk related to the transition might include possible asset liability mismatches and potential impacts on financial results from changes in asset and liability pricing and the calculation of interest. The Bank has established LIBOR transition governance and an active working group to execute the transition plan.

Sensitivity analysis

Interest rate risk in the treasury portfolio mainly resides in the External Managers Program. As at Dec. 31, 2019, the effect of an interest rate change of one basis point change in the External Managers Program (DV01) is USD0.61 million.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Sensitivity analysis (Continued)

The impact of changes in interest rates on the Bank’s profit or loss and equity is primarily caused by movements in interest income. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact for the current year, of a parallel upward or downward shift of 50 basis points in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

	Interest income sensitivity in million
	For the year ended Dec. 31, 2019	For the year ended Dec. 31, 2018
+50 basis points	9	5
-50 basis points	(9)	(5)

D5	Liquidity risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years. In practice, actual liquidity levels will be maintained at least 20% higher than the required policy level to provide flexibility for meeting operational cash flow and in accessing funding markets. In addition, the Bank maintains an adequate stock of high-quality liquid assets to meet potential liquidity requirements for a 30-day stress scenario, and periodically conducts stress tests to ensure that it can meet its payment obligations in the absence of market access for a period of 12 months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity risk (Continued)

Below sets out the remaining contractual maturities for the main financial liabilities:

As at Dec. 31, 2019	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Financial liabilities
Borrowings	-	-	(55,937)	(2,696,875)	-	(2,752,812)
Other liabilities (1)	(49,710)	-	-	-	-	(49,710)

Accrued expenses are generally payable within 12 months.

(1)	Other liabilities represent collateral held in relation to interest rate swaps that becomes repayable dependent on daily movements in interest rates.

Refer to Note C12 for maturity analysis of undiscounted cash flows deriving from derivatives.

D6	Operational risk

The Bank defines Operational Risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events. The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves, and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves, and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Disclosure for fund and other equity investments

The Bank’s investments in Limited Partnership funds and other fund investments that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C6 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as Limited Partnership funds and other fund investments as described above, with equity nature of participation in the same way as equity investments when they have both following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec. 31, 2019, such investments in Limited Partnership funds and other fund investments, amounting to USD22.23 million and USD55.59 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the statement of financial position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended Dec. 31, 2019.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:	Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the statement of financial position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2019		Dec. 31, 2018

	Carrying amount	Fair value	Carrying amount	Fair value
Financial instruments

Term deposits and certificates of deposit	11,864,578	11,865,923	8,223,299	8,221,432

Loan investments, at amortized cost	2,272,950	2,291,466	1,365,187	1,379,138

Bond investments, at amortized cost	479,767	486,834	-	-

Paid-in capital receivables	748,267	750,683	4,386,984	4,341,828

As at Dec. 31, 2019, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the statement of financial position at their fair value:

As at Dec. 31, 2019

	Level 1	Level 2	Level 3	Total
Financial assets and Financial liabilities
Investments at fair value through profit or loss
- LP Fund	-	-	22,233	22,233
- Investment in Trust	-	-	48,160	48,160
- External Managers Program	3,481,437	537,002	-	4,018,439
- Others	-	-	7,431	7,431
Money Market Funds	-	1,851,599	-	1,851,599
Derivative assets	-	49,987	-	49,987
Total financial assets	3,481,437	2,438,588	77,824	5,997,849

Borrowings	-	(2,557,324)	-	(2,557,324)
Total financial liabilities	-	(2,557,324)	-	(2,557,324)

As at Dec. 31, 2018
	Level 1	Level 2	Level 3	Total
Financial assets
Investments at fair value through profit or loss
- Trust Fund	-	3,292,628	-	3,292,628
- LP Fund	-	-	32,360	32,360
- Others	-	-	496	496
Money Market Funds	-	1,473,408	-	1,473,408
Total financial assets	-	4,766,036	32,856	4,798,892

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2019

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the statement of financial position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2019.

	LP Fund	Investment in Trust	Others	Total

As at Dec. 31, 2018	32,360	-	496	32,856
Additions	3,710	49,616	9,509	62,835
Return of capital contributions	(15,108)	-	-	(15,108)
Fair value gain, net	1,271	(1,456)	(2,574)	(2,759)
As at Dec. 31, 2019	22,233	48,160	7,431	77,824

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. External Managers Program has been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Fund and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP fund and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the year (2018: same).